EXHIBIT 99.1

SJW CORP. ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

SAN JOSE, CA, July 31, 2013 – SJW Corp. (NYSE: SJW) today reported financial results for the second quarter ended June 30, 2013. Operating revenue was $74.2 million in the quarter compared to $65.6 million in 2012. The $8.6 million increase in revenue was primarily attributable to $5.3 million in higher customer water usage, $2.2 million in cumulative rate increases, recognition of certain balancing and memorandum accounts of $730,000, which management has determined are probable of future recovery and $362,000 in revenue from new customers.

Water production costs for the second quarter of 2013 were $32.5 million versus $27.4 million for the same period in 2012, an increase of $5.1 million. The increase in water production costs was primarily attributable to $2.3 million in higher customer water usage, $1.9 million in higher per unit costs for purchased water and groundwater extraction charges and $912,000 in higher costs due to a decrease in the availability of surface water supply. Operating expenses, excluding water production costs, increased $171,000 to $24.8 million from $24.6 million. The increase was due to $417,000 of higher depreciation expense, $300,000 in higher maintenance expenses and $115,000 in higher taxes other than income taxes, partially offset by a decrease in administrative and general expenses of $661,000 related to lower recycled water retrofit program expenses.

The effective consolidated income tax rates were 41% for the quarters ended June 30, 2013 and 2012.

Net income was $7.4 million for the quarter ended June 30, 2013, compared to $5.2 million for the same period in 2012. Diluted earnings per share were $0.37 for the quarter ended June 30, 2013, compared to $0.28 per diluted share for the same period in 2012.

Year-to-date operating revenue increased by $7.7 million to $124.4 million from $116.7 million in the first six months of 2013. The increase was primarily attributable to recognition of certain balancing and memorandum accounts of $2.6 million which management has determined are probable of future recovery, $2.5 million in cumulative rate increases, $2.0 million in higher customer water usage and $590,000 in revenue from new customers.

Year-to-date water production costs increased to $50.8 million from $47.5 million in 2012. The $3.3 million increase was primarily attributable to $2.9 million in higher per unit costs for purchased water and groundwater extraction charges and $1.4 million in higher customer water usage, partially offset by $1.0 million in lower costs due to an increase in the use of available surface water supply. Operating expenses, excluding water production costs, increased $2.0 million to $50.9 million from $48.9 million. The increase was due to $925,000 of higher depreciation expense, $511,000 in higher maintenance expenses, $285,000 of higher administrative and general expenses and $229,000 in higher taxes other than income taxes.

Other, net includes a pre-tax gain on the sale of a real estate investment property in Connecticut of approximately $1.1 million.

The effective consolidated income tax rates were 41% for the six-month periods ended June 30, 2013 and 2012.

Year-to-date net income was $8.8 million, compared to $6.3 million in 2012. Diluted earnings per share were $0.45 in the first six months of 2013, compared to $0.34 per diluted share for the same period in 2012.

The Directors of SJW Corp. today declared a quarterly dividend on common stock of $0.1825 per share. The dividend is payable on September 3, 2013 to shareholders of record on August 12, 2013.

SJW Corp. is a publicly traded holding company headquartered in San Jose, California. SJW Corp. is the parent company of San Jose Water Company, SJWTX, Inc., Texas Water Alliance Limited, and SJW Land Company. Together, San Jose Water Company and SJWTX, Inc. provide water service to more than one million people in San Jose, California and nearby communities and in Canyon Lake, Texas and nearby communities. SJW Land Company owns and operates commercial real estate investments.

This press release may contain certain forward-looking statements including but not limited to statements relating to SJW Corp.'s plans, strategies, objectives, expectations and intentions, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of SJW Corp. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Results for a quarter are not indicative of results for a full year due to seasonality and other factors. Other factors that may cause actual results, performance or achievements to materially differ are described in SJW Corp.'s most recent reports on Form 10-K, Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. SJW Corp. undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

SJW Corp.
Condensed Consolidated Statements of Comprehensive Income
(Unaudited)
(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
OPERATING REVENUE	$74,230	65,575	$124,369	116,724
OPERATING EXPENSE:
Production Costs:
Purchased water	18,314	17,783	28,433	31,360
Power	1,777	1,303	2,662	2,168
Groundwater extraction charges	9,525	5,439	14,115	8,385
Other production costs	2,882	2,841	5,595	5,597
Total production costs	32,498	27,366	50,805	47,510
Administrative and general	10,085	10,746	21,579	21,294
Maintenance	3,433	3,133	6,633	6,122
Property taxes and other non-income taxes	2,534	2,419	5,083	4,854
Depreciation and amortization	8,743	8,326	17,559	16,634
Total operating expense	57,293	51,990	101,659	96,414
OPERATING INCOME	16,937	13,585	22,710	20,310
Interest expense	(4,956)	(5,050)	(9,978)	(10,125)
Other, net	650	223	2,146	481
Income before income taxes	12,631	8,758	14,878	10,666
Provision for income taxes	5,191	3,557	6,121	4,356
NET INCOME	7,440	5,201	8,757	6,310
Other comprehensive (loss) income, net	(89)	59	265	48
COMPREHENSIVE INCOME	$7,351	5,260	$9,022	6,358

EARNINGS PER SHARE
Basic	$0.37	0.28	$0.45	0.34
Diluted	$0.37	0.28	$0.45	0.34
DIVIDENDS PER SHARE	$0.18	0.18	$0.37	0.36
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	20,073	18,627	19,385	18,619
Diluted	20,266	18,824	19,582	18,823

SJW Corp.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Utility plant:
Land	$10,279	10,156
Depreciable plant and equipment	1,209,767	1,166,220
Construction in progress	24,855	24,298
Intangible assets	18,259	15,561
Total utility plant	1,263,160	1,216,235
Less accumulated depreciation and amortization	400,494	384,675
Net utility plant	862,666	831,560

Real estate investments	78,268	74,232
Less accumulated depreciation and amortization	9,839	9,045
Net real estate investments	68,429	65,187
CURRENT ASSETS:
Cash and cash equivalents	4,005	2,522
Accounts receivable and accrued unbilled utility revenue	41,193	29,944
Long-lived assets held-for-sale	—	7,768
Prepaid expenses and other	3,025	2,677
Total current assets	48,223	42,911
OTHER ASSETS:
Investment in California Water Service Group	7,514	7,067
Debt issuance costs, net of accumulated amortization	5,395	5,226
Regulatory assets, net	132,299	130,488
Other	5,939	5,060
	151,147	147,841
	$1,130,465	1,087,499

CAPITALIZATION AND LIABILITIES
CAPITALIZATION:
Common stock	$10,489	9,724
Additional paid-in capital	62,148	26,117
Retained earnings	238,060	236,453
Accumulated other comprehensive income	2,574	2,310
Total shareholders' equity	313,271	274,604
Long-term debt, less current portion	335,300	335,598
Total capitalization	648,571	610,202
CURRENT LIABILITIES:
Line of credit	—	15,300
Current portion of long-term debt	540	5,392
Accrued groundwater extraction charge, purchased water and purchased power	10,799	5,072
Accounts payable	15,906	8,481
Accrued interest	5,342	5,355
Other current liabilities	12,598	9,507
Total current liabilities	45,185	49,107

DEFERRED INCOME TAXES AND CREDITS	153,033	149,013
ADVANCES FOR CONSTRUCTION AND CONTRIBUTIONS IN AID OF
CONSTRUCTION	197,665	196,743
POSTRETIREMENT BENEFIT PLANS	76,823	73,425
OTHER NONCURRENT LIABILITIES	9,188	9,009
	$1,130,465	1,087,499

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